UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2021

AEROVIRONMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33261	95-2705790
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

241 18th Street South, Suite 415
Arlington, Virginia	22202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 520-8350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	AVAV	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors.

On August 9, 2021, Arnold L. Fishman, a member of the AeroVironment, Inc. (the “Company”) Board of Directors (the “Board”), notified the Board that he would not stand for re-election as a director of the Company. Mr. Fishman’s decision not to stand for re-election was not due to any disagreement with the Company, its auditors or advisors on any matter relating to the Company or its operations, policies or practices. Mr. Fishman’s term will end at the start of the Company’s 2021 annual meeting of stockholders, anticipated to be held on September 24, 2021 (the “Annual Meeting”).

On August 10, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Company, the Board (i) approved a board size increase from eight (8) to nine (9) directors, adding a third director position to the Class III directors, and (ii) appointed Cindy K. Lewis to the Board as a Class III director, effective August 10, 2021. The terms of the Company’s Class III directors, including Ms. Lewis, expire at the Company’s Annual Meeting or upon the election and qualification of successor directors. Ms. Lewis has over 20 years of international business experience at AirBorn Consolidated Holdings, Inc., a middle market employee owned company specializing in high reliability electronics manufacturing, where she has served as President and Chief Executive Officer since July 1998 and Chairperson since November 2013. Ms. Lewis has served in the manufacturing industry for over 40 years, with experience in accounting and finance, supply chain and manufacturing, information technology, business development, distribution and general management.

There are no arrangements or understandings between Ms. Lewis and any other person pursuant to which she was selected as a director. Ms. Lewis has no family relationship with any director or executive officer of the Company and he has no direct or indirect material interest in any transaction involving the Company required to be disclosed under Item 404(a) of Regulation S-K. Ms. Lewis’ compensation for her Board service will be consistent with that provided to all of the Company’s non-employee directors as disclosed and updated in the Company’s proxy disclosures annually. In addition, the Company entered into an indemnification agreement with Ms. Lewis in connection with her appointment to the Board, in substantially the same form as entered into with the Company’s other directors, available as Exhibit 10.1 in the Company’s Annual Report on Form 10-K for the year ended April 30, 2021.

The Company previously announced on May 11, 2021 that Tim Conver, Chairman of the Company’s Board, would retire and not stand for re-election at the Annual Meeting, at which time his term as a director will end. In conjunction with Mr. Conver and Mr. Fishman not standing for re-election, on August 9, 2021, Wahid Nawabi, the Company’s President and Chief Executive Officer and a member of the Board, notified the Board that, contingent upon his nomination to stand for election as a Class III director at the Annual Meeting, he would resign as a Class II director effective as of the start of the Annual Meeting, to achieve a more equal balance of membership among the Company’s three classes of directors as contemplated by the Company’s Amended and Restated Certificate of Incorporation. As such, Mr. Nawabi’s service as a Class II director would terminate two years early and he would stand for election as a Class III director at the Annual Meeting. On August 10, 2021, upon recommendation from the Nominating and Corporate Governance Committee, the Board nominated Wahid Nawabi and Cindy Lewis to stand for election as Class III directors at the Annual Meeting; additional information in relation to such nominations will be provided in the Company’s upcoming proxy materials for the Annual Meeting. Further, the Board approved, effective as of the close of the Annual Meeting, a board size decrease from nine (9) to seven (7) directors, with three continuing directors in Class I, two continuing directors in Class II and two individuals elected as Class III directors at the Annual Meeting. The Company did not enter into any new plan, contract, arrangement or compensatory plan in connection with Mr. Nawabi’s conditional resignation or anticipated nomination as a Class III director, Mr. Nawabi’s conditional resignation has been offered solely to reclassify and balance the Board, and for all other purposes, Mr. Nawabi’s service on the Board is deemed to have continued uninterrupted without any break in service.

Item 7.01. Regulation FD Disclosure

On August 11, 2021, the Company issued a press release regarding the changes to its Board, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of such section. Such information shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit
Number	Description
99.1	Press release issued by AeroVironment, Inc., dated August 11, 2021

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROVIRONMENT, INC.

Date: August 11, 2021	By:	/s/ Melissa Brown
Melissa Brown
Vice President, General Counsel & Corporate Secretary

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